EXHIBIT 99.1

For More Information, Contact:
Cygnus, Inc.	Burns McClellan
Cygnus Corporate Communications	E. Blair Clark (investors)
(650) 369-4300	Justin Jackson (media)
www.cygn.com	(212) 213-0006

FOR IMMEDIATE RELEASE

Cygnus to Appeal Nasdaq National Market Delisting Notification

Redwood City, CA—October 17, 2002—Cygnus, Inc. (Nasdaq: CYGN) announced it has received a Staff Determination letter from Nasdaq stating that the Company’s stock faces delisting from the Nasdaq National Market because the Company’s stock had traded below the minimum bid price of $3.00 for 30 consecutive trading days, as set forth in Marketplace Rule 4450(b)(4). The letter also states that the Company may appeal Nasdaq’s determination regarding delisting. The Company has requested an oral hearing from Nasdaq and, according to Marketplace Rule 4820(a), the Company’s Common Stock will continue to trade on the Nasdaq National Market, pending Nasdaq’s decision. The oral hearing is expected to be scheduled within 45 days of the date the request is made. If Cygnus’ appeal is unsuccessful, the Company intends to apply to transfer its common stock to the Nasdaq SmallCap Market. The Company currently meets the Nasdaq SmallCap Market’s maintenance criteria.

“The essential elements for Cygnus’ success are in place: a breakthrough product just launched in the United States; an excellent sales, marketing and distribution arrangement with an experienced and committed partner company; and a significant technological lead over any competition,” stated John C Hodgman, President, Chairman and Chief Executive Officer of Cygnus, Inc. “We believe that the price of our stock is at least partly affected by the declines in the broader economic markets. The GlucoWatch® G2™ Biographer represents a revolutionary change in the way people with diabetes can manage this very difficult condition. The GlucoWatch G2 Biographer was launched only about four weeks ago, and we are confident that sales of the Biographer over the next few quarters will demonstrate its substantial market potential. Hence, we will be requesting an extension to comply with the Nasdaq National Market listing requirements.”

About Cygnus, Inc.

Cygnus (www.cygn.com) develops, manufactures and commercializes new and improved glucose-monitoring devices. The Company’s products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and scale-up commercially the GlucoWatch® G2™ Biographer, Cygnus’ plans for commercialization alliances, Cygnus’ ability to achieve market acceptance of the GlucoWatch G2 Biographer, and Cygnus’ plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release. NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

END